EXHIBIT 99.1

News Release	c

Craig Manson
Investor Relations
Ceridian Corporation
952/853-6022

Ceridian CEO to Retire in October 2006

Minneapolis, MN, April 12, 2006 – Ceridian Corporation (NYSE:CEN) announced today that Ronald L. Turner, Chairman, President and Chief Executive Officer, has informed the Company’s Board of Directors that he will retire from the Company effective October 1, 2006. The Board of Directors will immediately initiate a process to identify Mr. Turner’s successor among candidates from outside the Company. Upon his retirement as an executive officer of the Company, Mr. Turner will also resign on October 1, 2006 from the Company’s Board of Directors, as required by the Company’s Corporate Governance Policies and Guidelines.

“The Board is extremely grateful to Ron for his years of dedicated service. He has played a critical role at Ceridian starting in 1993, first leading the Company’s former defense electronics business, Computing Devices International, then as President and Chief Operating Officer, and for the past six years as Chief Executive Officer and Chairman of the Board,” said Ronald T. LeMay, the Chair of the Nominating and Corporate Governance Committee of the Board.

Mr. Turner said, “I am extremely proud of what we have accomplished in my years as Chairman and Chief Executive Officer, and firmly believe that when I retire this October the Company will be poised for the future. I will work with the Board to facilitate a smooth transition to new leadership. After discussions with the Board, we concluded that now was an appropriate time to initiate a transition. In September I will turn 60, and there are other challenges I would like to pursue, both professionally and personally.”

The Board also has elected L. White Matthews, III, a current member of its Board, to serve as its Chairman, effective April 15, 2006. Mr. Turner continues as President and Chief Executive Officer. Mr. Matthews will facilitate a smooth transition and the search for a successor. Mr. Matthews joined the Company’s Board on July 1, 2005. He has served as an officer and director of two public companies, Union Pacific Corporation and Ecolab, Inc. In addition to Ceridian, he currently serves as a director of Imation Corp. and Matrixx Initiatives, Inc.

Ceridian Corporation (www.ceridian.com) is an information services company serving businesses and employees in the United States, Canada and Europe. Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and employee advisory programs. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian’s filings with the Securities and Exchange Commission, including matters arising from the SEC investigation, the prior restatements of our financial statements, the investigation conducted by the Audit Committee, the pending shareholder litigation, the failure to timely comply with Section 404 of the Sarbanes-Oxley Act of 2002, volatility associated with Comdata’s fuel price derivative contracts and those factors which are discussed in Ceridian’s Annual Report on Form 10-K, for the year ended December 31, 2005, which factors are also incorporated herein by reference.

Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.